SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Walter Investment Management Corp.
(Name of Issuer)

Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)

93317W102
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 19 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 93317W102	13G/A	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON GTH LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 93317W102	13G/A	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 93317W102	13G/A	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners Strategic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 93317W102	13G/A	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners SBS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 93317W102	13G/A	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners AIV II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 93317W102	13G/A	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners Strategic AIV II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 93317W102	13G/A	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners AIV V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 93317W102	13G/A	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners Strategic AIV V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 93317W102	13G/A	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 93317W102	13G/A	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON Centerbridge GP Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 93317W102	13G/A	Page 12 of 19 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 93317W102	13G/A	Page 13 of 19 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 93317W102	13G/A	Page 14 of 19 Pages

This Amendment No. 1 (this “Amendment”) amends the statement on Schedule 13G filed on July 11, 2011 (as amended, the “Schedule 13G”) with respect to shares of common stock, par value $0.01 per share (the “Common Stock”) of the Issuer.  Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

Item 1 (a).	NAME OF ISSUER:

The name of the issuer is Walter Investment Management Corp. (the “Issuer”).

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

The Issuer’s principal executive offices are located at 3000 Bayport Drive, Suite 1100, Tampa, FL 33607.

Item 2 (a).	NAME OF PERSON FILING:

This statement is filed by:

(i)	GTH LLC, a Delaware limited liability company (“GTH”), with respect to Common Stock directly beneficially owned by it;
(ii)	Centerbridge Capital Partners, L.P., a Delaware limited partnership (“CCPLP”), with respect to Common Stock directly beneficially owned by GTH;
(iii)	Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership (“CCP Strategic”), with respect to Common Stock directly beneficially owned by GTH;
(iv)	Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership (“CCP SBS”), with respect to Common Stock directly beneficially owned by GTH;
(v)	Centerbridge Capital Partners AIV II, L.P., a Delaware limited partnership (“CCP AIV II”), with respect to Common Stock directly beneficially owned by GTH;
(vi)	Centerbridge Capital Partners Strategic AIV II, L.P., a Delaware limited partnership (“CCP Strategic AIV II”), with respect to Common Stock directly beneficially owned by GTH;
(vii)	Centerbridge Capital Partners AIV V, L.P., a Delaware limited partnership (“CCP AIV V”), with respect to Common Stock directly beneficially owned by GTH;
(viii)
Centerbridge Capital Partners Strategic AIV V, L.P., a Delaware limited partnership (“CCP Strategic AIV V”, and together with CCPLP, CCP Strategic, CCP SBS, CCP AIV II, CCP Strategic AIV II and CCP AIV V, the “Centerbridge Funds”), with respect to Common Stock directly beneficially owned by GTH;

(ix)	Centerbridge Associates, L.P., a Delaware limited partnership (“CALP”), as general partner of the Centerbridge Funds, with respect to the Common Stock beneficially owned by the Centerbridge Funds;
(x)	Centerbridge GP Investors, LLC, a Delaware limited liability company (“CGPI”), as general partner of CALP, with respect to the Common Stock beneficially owned by the Centerbridge Funds;
(xi)	Jeffrey H. Aronson (“Mr. Aronson”) with respect to Common Stock beneficially owned by the Centerbridge Funds, CALP, CGPI and GTH, which Common Stock may be deemed beneficially owned by him; and
(xii)	Mark T. Gallogly (“Mr. Gallogly”) with respect to Common Stock beneficially owned by the Centerbridge Funds, CALP, CGPI and GTH, which Common Stock may be deemed beneficially owned by him.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 93317W102	13G/A	Page 15 of 19 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the principal business office of (i) each of the Centerbridge Funds, CALP, CGPI, Jeffrey H. Aronson and Mark T. Gallogly is 375 Park Avenue, 12th Floor, New York, New York 10152 and (ii) GTH is 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102.

Item 2(c).	CITIZENSHIP:

Each of CCPLP, CCP Strategic, CCP SBS, CCP AIV II, CCP Strategic AIV II, CCP AIV V, CCP Strategic AIV V, and CALP are Delaware limited partnerships.  GTH and CGPI are Delaware limited liability companies.  Jeffrey H. Aronson and Mark T. Gallogly are United States citizens.

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.01 per share.

Item 2(e).	CUSIP NUMBER:

93317W102

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _________________________________.

Item 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

a.	Amount beneficially owned:

As of the date of this filing, none of GTH LLC, Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., Centerbridge Capital Partners AIV II, L.P., Centerbridge Capital Partners Strategic AIV II, L.P., Centerbridge Capital Partners AIV V, L.P., Centerbridge Capital Partners Strategic AIV V, L.P., Centerbridge Associates, L.P., Centerbridge GP Investors, LLC, Jeffrey H. Aronson and Mark T. Gallogly beneficially owns any Preferred Stock of the Company.

CALP is the general partner of CCPLP, CCP Strategic, CCP SBS, CCP AIV II, CCP Strategic AIV II, CCP AIV V and CCP Strategic AIV V.  CGPI is the general partner of CALP.  Jeffrey H. Aronson and Mark T. Gallogly are the managing members CGPI.

CUSIP No. 93317W102	13G/A	Page 16 of 19 Pages

b.
Percent of class:
None of GTH LLC, Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., Centerbridge Capital Partners AIV II, L.P., Centerbridge Capital Partners Strategic AIV II, L.P., Centerbridge Capital Partners AIV V, L.P., Centerbridge Capital Partners Strategic AIV V, L.P., Centerbridge Associates, L.P., Centerbridge GP Investors, LLC, Jeffrey H. Aronson and Mark T. Gallogly beneficially owns any Preferred Stock of the Company.

c.	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote -0-
	(ii)	Shared power to vote or to direct the vote See Item 4(a)
	(iii)	Sole power to dispose or to direct the disposition of -0-
	(iv)	Shared power to dispose or to direct the disposition of See Item 4(a).

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

CUSIP No. 93317W102	13G/A	Page 17 of 19 Pages

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 93317W102	13G/A	Page 18 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2012

GTH LLC /s/ Lance N. West ------------------------------------ Name: Lance N. West Title: Authorized Signatory
CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

/s/ Jeffrey H. Aronson
------------------------------------
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

/s/ Jeffrey H. Aronson
---------------------------------------
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS AIV II, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

/s/ Jeffrey H. Aronson
---------------------------------------
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

/s/ Jeffrey H. Aronson
--------------------------------------------
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC AIV II, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

/s/ Jeffrey H. Aronson
---------------------------------------
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CUSIP No. 93317W102	13G/A	Page 19 of 19 Pages

CENTERBRIDGE CAPITAL PARTNERS AIV V, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

/s/ Jeffrey H. Aronson
--------------------------------------------
Name:  Jeffrey Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC AIV V, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

/s/ Jeffrey H. Aronson
--------------------------------------------
Name:  Jeffrey Aronson
Title:    Authorized Signatory

CENTERBRIDGE ASSOCIATES, L.P.

By: Centerbridge GP Investors, LLC,
its General Partner

/s/ Jeffrey H. Aronson
--------------------------------------------
Name:  Jeffrey Aronson
Title:    Authorized Signatory

CENTERBRIDGE GP INVESTORS, LLC /s/ Jeffrey H. Aronson -------------------------------------------- Name: Jeffrey H. Aronson Title: Authorized Signatory

MARK T. GALLOGLY /s/ Mark T. Gallogly ------------------------------------- JEFFREY H. ARONSON /s/ Jeffrey H. Aronson -------------------------------------